EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
           STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Thousands, except per share amounts)

                                         Three Months            Nine Months
                                      Ended September 30,     Ended September 30,
                                      ------------------      ------------------
                                         1994       1993      1994         1993
Income (Loss)
- ------------
Income (loss) before extraordinary
 item and accounting change             $87,000  $(28,000)   $157,000  $ 18,000
Extraordinary item, net of tax                -    (8,000)    (11,000)  (16,000)
Cumulative effect of accounting
 change, net of tax                           -         -      (5,000)       -
                                         ------    -------    -------   -------

Net income (loss)                       $87,000  $(36,000)   $141,000  $  2,000
                                         ======   =======     =======   =======

Weighted Average Shares
- -------------

Common shares outstanding, net of
 restricted stock                        89,179    88,418      88,912    87,444

Add - shares assumed to be issued
      under long-term incentive
      (restricted stock), stock
      option and stock purchase
      plans at the average market
      price                                 609         -         703     1,298
                                         ------    ------      ------    ------
Primary shares                           89,788    88,418      89,615    88,742
                                         ------    ------      ------    ------

Add - additional shares assumed to be
      issued under long-term incentive
      (restricted stock), stock option
      and stock purchase plans at
      quarter end market price (if
      higher than average market price)     248       802         345         -
                                         ------    ------      ------    ------
Fully diluted shares                     90,036    89,220      89,960    88,742
                                         ======    ======      ======    ======

Income (Loss) Per Share
- ------------------
Income (loss) before extraordinary item
 and accounting change                  $   .98  $   (.33)   $   1.77  $    .20
Extraordinary item, net of tax                -      (.09)       (.12)     (.18)
Cumulative effect of accounting
 change, net of tax                           -         -        (.06)        -
                                         ------   -------     -------    ------
Net income (loss)                       $   .98  $   (.42)   $   1.59  $    .02
                                         ======   =======     =======    ======

Income (Loss) Per Share - Primary and
 Fully Diluted
- -------------------
Income (loss) before extraordinary item
 and accounting change                  $   .97  $   (.31)   $   1.75  $    .20
Extraordinary item, net of tax                -      (.09)       (.12)     (.18)
Cumulative effect of accounting
 change, net of tax                           -         -        (.06)        -
                                         ------    ------      ------    ------
Net income (loss)                       $   .97   $  (.40)   $   1.57  $    .02
                                         ======    ======      ======    ======

A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans are either antidilutive or insignificant.